Exhibit 5.1

April 25, 2024

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa Ana, CA 92707

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Ducommun Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale of up to 1,186,033 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to the terms and in the manner set forth in the Ducommun Incorporated 2024 Stock Incentive Plan (the “2024 Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended, as in effect on the date hereof, (ii) the Amended and Restated Bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the 2024 Plan, (v) resolutions of the board of directors of the Company relating to, among other matters, the approval of the 2024 Plan and the filing of the Registration Statement and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms and in the manner set forth in the 2024 Plan, the Shares will be validly issued, fully paid and non-assessable.

April 25, 2024 Page 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP